EXHIBIT 99.1

Natus Medical Announces Record Third Quarter and Year-to-Date 2014 Financial Results

  Reports organic revenue growth of 5% for the third quarter
  Reports record Q3 non-GAAP EPS of $0.33
  Increases annual revenue and non-GAAP earnings guidance

PLEASANTON, Calif., Oct. 22, 2014 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended September 30, 2014.

For the third quarter ended September 30, 2014, the Company reported revenue of $89.9 million, an increase of 5.3% compared to $85.4 million reported for the third quarter 2013. GAAP net income was $7.8 million, or $0.24 per diluted share, compared with GAAP net income of $6.3 million, or $0.20 per diluted share in the third quarter of 2013.

The Company reported non-GAAP net income of $10.6 million for the third quarter ended September 30, 2014, an increase of 16.5% over the prior year of $9.1 million. Non-GAAP earnings per diluted share increased to $0.33 for the third quarter of 2014 from $0.30 per diluted share reported for the third quarter of 2013.

For the nine months ended September 30, 2014, the Company reported revenue of $261.8 million, an increase of 3.3% compared to $253.5 million reported for the same period in 2013. GAAP net income was $21.8 million, or $0.67 per diluted share, compared with net income of $13.7 million, or $0.45 per diluted share in the third quarter of 2013.

The Company reported non-GAAP net income of $27.8 million for the nine months ended September 30, 2014, an increase of 39.7% over the prior year of $19.9 million. Non-GAAP earnings per diluted share increased to $0.86 for the third quarter 2014 from $0.65 per diluted share reported for the same period in the previous year.

Cash and cash equivalents increased by $1.8 million to $57.8 million during the quarter and total debt was reduced by $8.4 million to $8.0 million. The Company also repurchased $2.5 million of company stock during the third quarter. Cash flow from operations was approximately $16 million for the third quarter.

"I am very pleased with our third quarter results as we achieved record revenues and earnings.  Both revenue and earnings exceeded the top end of guidance. I am most satisfied with our 63% gross profit margin as well as recording over 5% organic revenue growth. Consistent organic revenue growth and improving margins have been major goals for Natus in 2014 and our results demonstrate significant progress to the achievement of these goals," said Jim Hawkins, President and Chief Executive Officer of the Company.

"I remain excited about our Peloton Hearing Screening Service business as we added 17 hospitals during the quarter and we ended the quarter with 39 hospitals under contact. Including contracts already signed during October, we have exceeded our 2014 goal of 40 hospitals under contract by the end of the year," Mr. Hawkins continued.

Financial Guidance

The Company provided revenue and earnings guidance for the fourth quarter and increased its non-GAAP EPS guidance for the full year 2014.

For the fourth quarter of 2014, the Company expects revenue of $92 million to $94 million and non-GAAP earnings per share of $0.37 to $0.39. Fourth quarter guidance does not include reinstatement of the research and development tax credit.

The Company updated its non-GAAP earnings guidance for the full year 2014 and now expects to report non-GAAP earnings per share of $1.23 to $1.25, an increase from previous guidance of $1.20 to $1.23. Full year 2014 revenue guidance was increased to $353.8 million to $355.8 million compared to previous guidance of $347.5 million to $352.5 million.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects. Non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, direct costs of acquisitions and the related tax effects. A reconciliation between non-GAAP and GAAP financial measures is included on page 7 of this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, October 22, 2014. Individuals interested in listening to the conference call may do so by dialing 1-800-510-0219 for domestic callers, or 1-617-614-3451 for international callers, and entering reservation code 28635708. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 13292258.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding our long term goals of revenue growth and improved margins, revenue and non‑GAAP profitability in the fourth quarter and full year 2014 and our ability to exceed 40 hospitals under contract for our Peloton Hearing Screening Service business. These statements relate to estimates and assumptions regarding future events including Natus' future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2013, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013

Revenue	$ 89,876	$ 85,392	$ 261,824	$ 253,475
Cost of revenue	34,345	34,058	105,374	104,518
Gross profit	55,531	51,334	156,450	148,957
Gross profit margin	61.8%	60.1%	59.8%	58.8%
Operating expenses:
Marketing and selling	19,845	20,337	63,296	64,305
Research and development	8,188	7,536	23,569	24,337
General and administrative	14,732	14,323	37,835	40,160
Total operating expenses	42,765	42,196	124,700	128,802
Income from operations	12,766	9,138	31,750	20,155
Other income/(expense), net	(1,447)	(580)	(340)	(1,437)
Income before tax	11,319	8,558	31,410	18,718
Provision for income tax expense	3,533	2,271	9,634	4,969
Net income	$ 7,786	$ 6,287	$ 21,776	$ 13,749
Earnings per share:
Basic	$ 0.25	$ 0.21	$ 0.69	$ 0.46
Diluted	$ 0.24	$ 0.20	$ 0.67	$ 0.45

Weighted-average shares:
Basic	31,584	30,096	31,358	29,825
Diluted	32,615	30,790	32,426	30,576

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	Sept 30,	Sept 30,
	2014	2013
ASSETS	Q3-14	Q3-13

Current assets:
Cash and cash equivalents	$ 57,806	$ 44,192
Accounts receivable, net	79,485	84,803
Inventories	37,115	39,376
Other Current Assets	18,925	14,235
Total current assets	193,331	182,606

Property and equipment, net	19,345	24,425
Goodwill and Intangible assets	192,623	199,700
Other assets	9,670	9,037
Total assets	$ 414,969	$ 415,768

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 26,530	$ 26,497
Current debt	8,000	10,563
Accrued liabilities	23,192	25,922
Deferred revenue	11,666	12,449
Total current liabilities	69,388	75,431

Long-term liabilities:
Long-term debt, net	--	37,500
Other long-term liabilities	13,756	14,125
Total liabilities	83,144	127,056
Total stockholders' equity	331,825	288,712
Total liabilities and stockholders' equity	$ 414,969	$ 415,768

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
GAAP based results:

Income before provision for income tax	$ 11,319	$ 8,558	$ 31,410	$ 18,718

Non-GAAP adjustments:

Amortization of acquired intangibles:
Cost of revenue	1,055	796	2,256	2,361
Marketing and selling	(260)	686	497	2,021
Research and development	592	341	1,615	967

Restructuring charges (G&A)	2,847	1,938	3,701	2,020
Direct costs of acquisitions (G&A)	--	--	339	1,774
Non-GAAP income before provision for income tax	15,553	12,319	39,818	27,861

Income tax expense, as adjusted	4,946	3,231	11,995	7,932

Non-GAAP net income	$ 10,607	$ 9,088	$ 27,823	$ 19,929
Non-GAAP earnings per share:
Basic	$ 0.34	$ 0.30	$ 0.89	$ 0.67
Diluted	$ 0.33	$ 0.30	$ 0.86	$ 0.65

Weighted-average shares used to compute
Basic non-GAAP earnings per share	31,584	30,096	31,358	29,685
Diluted non-GAAP earnings per share	32,615	30,790	32,426	30,470

GAAP Gross profit	55,531	51,334	156,450	148,957
Amortization of intangibles	1,055	796	2,256	2,361
Non-GAAP Gross Profit	56,586	52,130	158,706	151,318
Non-GAAP Gross Margin	63.0%	61.0%	60.6%	59.7%

GAAP Operating profit	12,766	9,138	31,750	20,155
Amortization of intangibles	1,387	1,823	4,368	5,349
Restructuring and other charges	2,847	1,938	4,040	3,794
Non-GAAP Operating profit	17,000	12,899	40,158	29,298
Non-GAAP Operating margin	18.9%	15.1%	15.3%	11.6%
CONTACT: COMPANY CONTACT:
         Natus Medical Incorporated
         Jonathan A. Kennedy
         Sr. Vice President and Chief Financial Officer
         (925) 223-6700
         InvestorRelations@Natus.com